Exhibit (d)(11)(b)
PACIFIC FUNDS
AMENDMENT NO. 1 TO THE FUND MANAGEMENT AGREEMENT
     The Fund Management Agreement (the “Agreement”) the first made the 30th day of December, 2003, by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Goldman Sachs Asset Management, L.P. (“Fund Manager”), a Delaware limited liability partnership organized under the laws of the State of Delaware, and Pacific Funds, a Delaware statutory trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 22 day of August, 2006.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Fund Manager Duties, is amended to add the following:
Fund Manager:
1.	will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any fund securities or other assets of the Funds for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager. This assistance includes (but is not limited to): (i) designating and providing timely access, independently on an as needed basis and upon the request of the Investment Adviser or custodian, to one or more employees of the Fund Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event any Portfolio’s security’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires reviews to determine if fair valuation is necessary under the Fund’s procedures; (iii) notifying the Investment Adviser in the event the Fund Manager determines with respect to a security that is held by the Fund, the value of such security pursuant to the Fund Manager’s procedures for determining the fair value of a security; (iv) obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Funds; (v) verifying pricing and providing recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (vi) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed Fund records.
2.	will assist the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Fund Manager represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Fund Manager’s compliance program, which access shall include on-site visits for the purpose of meeting with Fund Manager’s personnel and/or Fund Manager to discuss compliance programs as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Fund Manager agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Fund Manager’s compliance program.
3.	notwithstanding the above, the Fund Manager shall not be responsible for making any filings in connection with any securities litigation or class action lawsuits involving securities held or that were held in the Fund, and shall not incur any liability to the Investment Adviser by reason of any exercise of, or failure to exercise, any such discretion.
4.	will comply with the Fund’s policy on selective disclosure of fund holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Fund Manager and as may be amended from time to time. The Fund Manager agrees to provide an annual certification with respect to compliance with the Fund’s Selective Disclosure Policy.
5.	will notify the Investment Adviser promptly in the event that, in the judgment of the Fund Manager, Fund share transaction activity becomes disruptive to the ability of the Fund Manager to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.
6.	will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Funds with any current or future legal and regulatory requirements related to the services provided by the Fund Manager hereunder.
7.	will provide such certifications to the Fund as the Fund or the Investment Adviser may reasonably request related to the services provided by the Fund Manager hereunder.
Section 3 of the Agreement, Disclosure about Fund Manager, is amended to add the following:
With respect to the disclosure respecting each Fund, the Fund Manager represents and agrees that the description in the Fund’s prospectus contained in the following sections: “The fund’s investment goal,” and “What the fund invests in” (collectively, “Fund Description”) is consistent with the manner in which the Fund Manager intends to manage each Fund, and the description of “Risks you should be aware of” (“Risk Description”) is consistent with risks known to the Fund Manager that arise in connection with the manner in which the Fund Manager intends to manage the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name: James T. Morris		Name: Audrey L. Milfs
Title: COO		Title: Vice President & Secretary
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Scott E. Kilgallen

Name: Scott E. Kilgallen
Title: Managing Director
PACIFIC FUNDS

By:	/s/ James T. Morris

Name: James T. Morris
Title: COO